Exhibit 3.1(i)

Delaware
The First State

I, JEFEREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “PARTX, INC.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF OCTOBER, A.D. 2018, AT 4:57 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

7098081 8100 SR# 20187103587	Authentication: 203598150 Date: 10-12-18
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:57 PM 10/11/2018
FILED 04:57 PM 10/11/2018
SR 20187103587 - File Number 7098081

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

OF

PARTX, INC.

FIRST: The name of the Corporation is PartX, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 341 Raven Circle, in the City of Wyoming, DE, County of Kent, 19934. The registered agent in charge at this address is Corporations USA, LLC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock this Corporation is authorized to issue is 200,000,000 shares of common stock, and 20,000,000 shares of blank check preferred stock, both with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Gino Pereira

1627 U.S. Highway 1

Unit 206

Sebastian, FL 32958

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 11th day of October, 2018.

/s/ Gino Pereira
Gino Pereira
Incorporator